CERTIFICATE OF AMENDMENT
OF
AGREEMENT AND DECLARATION
OF TRUST
OF
DELAWARE GROUP ADVISER
FUNDS

         The undersigned Trustees of Delaware
         Group Adviser Funds, a Delaware statutory trust (the Trust), constituting a majority of the Board of Trustees of the Trust (the
         Trustees), do hereby  certify:
that pursuant to the authority granted to the Trustees in Article VII, Section 5 of the
Agreement and Declaration of Trust of the Trust
(the Declaration of Trust), Article VII, Section 2 of the Declaration of Trust is hereby amended by deleting the second sentence of Section 2(a) in its entirety and replacing it with the following sentence:
The Trust, out of Trust Property, shall
indemnify and hold harmless each officer and Trustee of the Trust from and against claims and demands arising out of or related to such officers or Trustees performance of his or her duties as an officer or Trustee of the Trust, subject to the provisions set forth in Article VI of the ByLaws.
That the above amendment to Article VII,
Section 2 of the Declaration of Trust is effective as of November 15, 2006.
      IN WITNESS WHEREOF, the undersigned
      Trustees of Delaware Pooled Trust, certify as to the above as of the 15th day of November, 2006.


/s/Patrick P. Coyne
Trustee


/s/Ann R. Leven
Trustee

/s/Thomas L. Bennett
Trustee

/s/Thomas F. Madison
Trustee

/s/John A. Fry
Trustee

/s/Janet L. Yeomans
Trustee
/s/Anthony D. Knerr
Trustee
/s/J. Richard Zecher
Trustee


/s/Lucinda S. Landreth
Trustee



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